Exhibit 99.1

Verso Corporation Reports Fourth Quarter and Year End 2017 Financial Results

MIAMISBURG, Ohio, March 8, 2018 /PRNewswire/ -- Verso Corporation (NYSE: VRS) ("Verso" or the "Company") today reported financial results for the fourth quarter of 2017, including net sales of $639 million, net income of $36 million, and adjusted EBITDA of $65 million. Results for the full year 2017 are shown below.

Overview
"Verso delivered a dramatic turnaround in results during the last six months of 2017, including a significant rebound to finish the year at $134 million of Adjusted EBITDA (a non-GAAP measure), a reduction in net debt of $113 million, an increase in liquidity to $216 million and a material reduction in overhead costs," said Verso Chief Executive Officer B. Christopher DiSantis. "Our 2017 cash flow, bolstered by aggressive working capital management and growing price realization, was exceptional. We believe these solid run-rate results and positive momentum across the enterprise position the company well for continued financial performance improvement and value creation for our stockholders."

Results of Operations – Comparison of Three Months Ended December 31, 2017 to Three Months Ended December 31, 2016

	Successor
	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,	Three Month
(Dollars in millions)	2016	2017	$ Change
Net sales	$ 646	$ 639	$ (7)
Costs and expenses:
Cost of products sold (exclusive of depreciation,
amortization and depletion)	539	554	15
Depreciation, amortization and depletion	69	28	(41)
Selling, general and administrative expenses	26	25	(1)
Restructuring charges	9	1	(8)
Other operating (income) expense	6	1	(5)
Operating income (loss)	(3)	30	33
Interest expense	9	9	-
Other (income) expense	-	(7)	(7)
Income (loss) before reorganization items, net	(12)	28	40
Reorganization items, net	-	-	-
Income (loss) before income taxes	(12)	28	40
Income tax benefit	(20)	(8)	12
Net income (loss)	$ 8	$ 36	$ 28

Comments to Results of Operations - Comparison of Three Months Ended December 31, 2017 to Three Months Ended December 31, 2016

  Net sales for the fourth quarter of 2017 decreased by $7 million compared to the fourth quarter of 2016. The sales decline was primarily attributable to a decrease in total sales volume due to the general softening of demand for coated papers and our capacity reductions at our Androscoggin Mill.
  Gross margin, excluding depreciation, amortization and depletion expenses, decreased from 16.6% of net sales in the fourth quarter of 2016 to 13.3% in the fourth quarter of 2017.  Gross margin was favorably impacted in fourth quarter of 2016 by $22 million and the fourth quarter of 2017 by $4 million as a result of gains included in cost of products sold associated with the elimination of certain postretirement benefit costs.  Gross margin in the fourth quarter of 2017 was negatively impacted by lower sales volume, increased freight costs and mill performance issues, partially offset by reductions in manufacturing overhead costs, lower maintenance costs, and increased average sales prices.
  Depreciation, amortization and depletion expenses for the fourth quarter of 2017 were lower than the fourth quarter of 2016, as a result of $43 million in accelerated depreciation in 2016 attributable to the capacity reductions at the Androscoggin Mill.
  Restructuring charges in the fourth quarter of 2016 are related to the closure of the Wickliffe Mill in Kentucky and capacity reductions at the Androscoggin Mill in Maine.
  Other non-operating income of $7 million in the fourth quarter of 2017 was related to the extinguishment of an obligation in December 2017 in connection with the unwind of a New Market Tax Credit transaction entered in 2010.

Results of Operations - Comparison of 12 Months Ended December 31, 2017 to 12 Months Ended December 31, 2016

	Predecessor	Successor
	January 1, 2016	July 15, 2016	12 Months
	Through	Through	Ended
	July 14,	December 31,	December 31,	12 Month
(Dollars in millions)	2016	2016	2017	$ Change
Net sales	$ 1,417	$ 1,224	$ 2,461	$ (180)
Costs and expenses:
Cost of products sold (exclusive of depreciation,
amortization and depletion)	1,249	1,098	2,237	(110)
Depreciation, amortization and depletion	100	93	115	(78)
Selling, general and administrative expenses	95	49	106	(38)
Restructuring charges	151	11	9	(153)
Other operating (income) expense	(57)	8	1	50
Operating income (loss)	(121)	(35)	(7)	149
Interest expense	39	17	38	(18)
Other (income) expense	-	-	(7)	(7)
Income (loss) before reorganization items, net	(160)	(52)	(38)	174
Reorganization items, net	(1,338)	-	-	1,338
Income (loss) before income taxes	1,178	(52)	(38)	(1,164)
Income tax benefit	-	(20)	(8)	12
Net income (loss)	$ 1,178	$ (32)	$ (30)	$ (1,176)

Comments to Results of Operations - Comparison of 12 Months Ended December 31, 2017 to 12 Months Ended December 31, 2016

  Net sales for the 12 months of 2017 decreased by $180 million compared to the 12 months of 2016. The sales decline was attributable to a decrease in total sales volume and a decrease in pricing, partially offset by improvement in product mix. The decrease in volume and pricing were driven by general softening of demand for coated papers and our capacity reductions at the Androscoggin Mill.
  Gross margin, excluding depreciation, amortization and depletion expenses, decreased from 11.1% of net sales in the 12 months of 2016 to 9.1% in the 12 months of 2017. Gross margin was favorably impacted in 2016 by $22 million and in 2017 by $4 million as a result of gains included in cost of products sold, associated with the elimination of certain postretirement benefit costs.  Gross margin was negatively impacted in the 12 months of 2017 by lower sales volume, lower average sales prices, inflation in chemicals and energy costs and inventory reduction initiatives, partially offset by lower wood costs, reductions in manufacturing overhead costs and inventory fair value adjustments associated with fresh-start accounting in 2016.
  Depreciation, amortization and depletion expenses for the 12 months of 2017 were lower than the 12 months of 2016, which was attributable to the capacity reductions at the Androscoggin Mill, the closure of the Wickliffe Mill and the reduction in the carrying value of our property, plant and equipment as a result of the adoption of fresh-start accounting upon our emergence from Chapter 11 Cases on July 15, 2016.
  SG&A expense reduction was attributable to implementation of cost reduction initiatives across the Company, non-recurring pre-reorganization costs as well as a change in accounting policy adopted in connection with fresh-start accounting related to reclassification of certain centralized manufacturing overhead costs previously presented in SG&A of the Predecessor that are now presented in Cost of products sold of the Successor.
  Restructuring charges for the 12 months of 2017 are primarily associated with the closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. Restructuring charges for the 12 months of 2016 consisted primarily of non-cash fixed asset write-down charges from the closure of the Wickliffe Mill.
  Other operating income for the 12 months of 2017 decreased $50 million, primarily attributable to the sale of hydroelectric facilities in January 2016, partially offset by costs incurred for professional fees paid for legal, consulting and other bankruptcy related costs and services.
  Reorganization items, net for the Predecessor period from January 1, 2016 to July 14, 2016 was a net gain of $1,338 million, primarily attributable to adjustments to reflect the non-cash gain associated with the elimination of debt, offset by the non-cash impact of fresh-start accounting and professional fees directly associated with our Chapter 11 Cases.

Guidance

The Company is providing the following guidance:

  2018 First Quarter
    Net Sales of $610-625 million.  Price increases are favorable.
    Capital Expenditures are expected to be approximately $10 million.
    Seasonal use of working capital is expected to rise by $20-30 million.
    Cash pension funding of $5-8 million.
    Excess cash flow payment pending as we continue to pay down Term Loan.
  Expectations for Full Year 2018
    Net Sales to be greater than 2017 (primarily due to pricing and A3 volume).
    Significant increases in logistics/freight.
    Inflation in energy, raw material and other input costs headed up.
    Capital Expenditures to be $60-70 million, up from $40 million in 2017.
    Cash pension funding of $45-50 million.
    Cash taxes of $0-5 million, primarily state income and franchise taxes.
    Major maintenance costs up $14-18 million.

Presentation of Predecessor and Successor Financial Results

The Company adopted fresh-start reporting as of July 15, 2016 (the "Effective Date"), the effective date of its First Modified Third Amended Joint Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code dated June 20, 2016, and the date that Verso emerged from its Chapter 11 Cases. As a result of the application of fresh-start reporting, the Company's financial statements for periods prior to the Effective Date are not comparable to those for periods subsequent to the Effective Date. References to "Successor" refer to the Company on or after the Effective Date. References to "Predecessor" refer to the Company prior to the Effective Date. Operating results for the Successor and Predecessor periods are not necessarily indicative of the results to be expected for a full fiscal year. References such as the "Company," "we," "our" and "us" refer to Verso Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that Adjusted EBITDA is a non-GAAP operating performance measure commonly used in our industry that provides investors and analysts with a measure of ongoing operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the presented periods:

	Predecessor		Successor
	12 Months	January 1, 2016	July 15, 2016	Three Months	Three Months	12 Months
	Ended	Through	Through	Ended	Ended	Ended
	December 31,	July 14,	December 31,	December 31,	December 31,	December 31,
(Dollars in millions)	2015	2016	2016	2016	2017	2017
Net income (loss)	$ (422)	$ 1,178	$ (32)	$ 8	$ 36	$ (30)
Income tax expense (benefit)	(3)	-	(20)	(20)	(8)	(8)
Interest expense, net	270	39	17	9	9	38
Depreciation, amortization and depletion	308	100	93	69	28	115
EBITDA	$ 153	$ 1,317	$ 58	$ 66	$ 65	$ 115
Adjustments to EBITDA:
Reorganization items, net (1)	-	(1,338)	-	-	-	-
Restructuring charges (2)	59	151	11	9	1	9
Fresh-start accounting adjustments (3)	-	3	46	2	-	-
(Gain) loss on disposal of assets (4)	6	(57)	2	2	2	3
Pre- and post-reorganization costs (5)	10	6	8	6	-	1
Other severance costs (6)	2	2	3	2	1	6
NewPage acquisition and
integration-related costs/charges (7)	36	-	-	-	-	-
Strategic initiatives costs (8)	-	-	-	-	3	3
Extinguishment of NMTC obligation (9)	-	-	-	-	(7)	(7)
Other items, net (10)	3	11	5	5	-	4
Adjusted EBITDA	$ 269	$ 95	$ 133	$ 92	$ 65	$ 134

(1)	Net gains associated with the Chapter 11 Cases.
(2)

For 2015, charges represent severance and employee related costs and other restructuring charges associated with the NewPage acquisition, and the closure of the Bucksport Mill. For 2016, charges are primarily associated with the closure of the Wickliffe Mill, of which $137 million is non-cash. For 2017, charges are primarily associated with the announced closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill.

(3)	Non-cash charges related to the one-time impacts of adopting fresh-start accounting.
(4)	Realized (gains) and losses on the disposal of assets, which are primarily attributable to the sale of hydroelectric facilities in January 2016.
(5)	Costs incurred in connection with advisory and legal services related to planning for and emerging from the Chapter 11 Cases.
(6)	Severance and related benefit costs not associated with restructuring activities.
(7)	Professional fees and other charges and integration costs incurred in connection with the NewPage acquisition, including one-time impacts of purchase accounting.
(8)	Professional fees and other charges associated with strategic alternatives initiatives.
(9)	Extinguishment of obligation in December 2017 in connection with the unwind of a New Market Tax Credit (NMTC) transaction entered in 2010.
(10)

For 2015, non-cash equity award expense, unrealized losses (gains) on energy-related derivative contracts, and miscellaneous other non-recurring adjustments. For 2016, costs associated with the indefinite idling of the Wickliffe Mill, non-cash equity award expense, unrealized losses (gains) on energy-related derivative contracts, and miscellaneous other non-recurring adjustments. For 2017, costs incurred in connection with the re-engineering of information systems, non-cash equity award expense, costs associated with the temporary idling of the No. 3 paper machine at the Androscoggin Mill, and miscellaneous other non-recurring adjustments.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, our guidance for the first quarter of 2018 and the full year of 2018. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2017 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call on Thursday, March 8, 2018 at 9 a.m. (EST) to discuss fourth quarter and full year 2017 financial results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 5447818 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release, fourth quarter and full year 2017 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/24909 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10117810. The replay will be available starting at 11 a.m. (EST) Thursday, March 8, 2018, and will remain available until April 8, 2018. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EST) Thursday, March 8, 2018, and will remain available for 120 days.

CONTACT: investor.relations@versoco.com, 937-528-3220, Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com